Exhibit 10.1

                             Orion Marine Group, Inc.
                            Non-employees Director Compensation

On May 22, 2008, the Orion Marine Group, Inc. (“Company”) Board of Directors adopted the annual non-employee director compensation program (effective beginning in and for 2008) summarized below:

A.	Board of Directors

1.	Cash Compensation
a.	Annual Retainer: $35,000 (increase of $5000).
b.	Additional Chairman Retainer: $25,000 (increase of $10,000).
c.	Meeting Fee: $1,000 per regular meeting; no separate compensation for special meetings (unchanged).
d.	Reimbursement of travel and related business expenses (unchanged).

2.	Equity Compensation
a.	At the particular director’s option, annual grants to each director of Company restricted stock or stock options with an economic value of $35,000 at the time of grant to each director.
b.	Previously, there was not a program of periodic equity grants to directors.
c.	Grants for 2008 will occur in early September 2008.

B.	Audit Committee

1.	Chair Annual Retainer: $12,500 (increase of $2,500).
2.	Member Annual Retainer: $ 7,000 (unchanged).
3.	Meeting Fee: $1,000 per regular meeting; no separate compensation for special meetings (unchanged).

C.	Compensation Committee

1.	Chair Annual Retainer: $7,000 (previously, no separate retainer).
2.	Member Annual Retainer: $5,000 (unchanged).
3.	Meeting Fee: $1,000 per regular meeting; no separate compensation for special meetings (unchanged).

D.	Nominating & Governance Committee

1.	Chair Annual Retainer: $7,000 (previously, no separate retainer).
2.	Member Annual Retainer: $5,000 (previously, no retainer).
3.	Meeting Fee: $1,000 per regular meeting; no separate compensation for special meetings (previously, no payment).